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                                                                       EXHIBIT 8



                                  July 10, 1996

Family Bancorp
153 Merrimack Street
Haverhill, Massachusetts  01830

         Re:   Federal Income Taxation of Proposed Merger

Ladies and Gentlemen:

         We have acted as counsel to Family Bancorp, a Massachusetts corporation ("Family"), in connection with the merger (the "Merger") of Family with and into Peoples Heritage Merger Corp. ("Merger Corp."), a Maine corporation and wholly-owned subsidiary of Peoples Heritage Financial Group, Inc., a Maine corporation ("Peoples"), in accordance with the Agreement and Plan of Merger dated as of May 30, 1996, by and among Peoples, Merger Corp. and Family (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

         We have examined the law and such papers as deemed necessary to render these opinions, including the Merger Agreement, the joint Proxy Statement of Peoples and Family and the Prospectus of Peoples filed with the Securities and Exchange Commission as part of a Registration Statement on Form S-4 (the "Proxy Statement/Prospectus"). As to questions of fact material to our opinion, we have relied upon representations of Family, Peoples, Merger Corp. and certain Family stockholders contained in letters of even date addressed to us (the "Letters of Representation"), without undertaking to verify the same by independent investigation.

         The Merger will be consummated pursuant to the Merger Agreement. Under the Merger Agreement, each share of Family common stock par value $.10 per share ("Family Common Stock") (other than Dissenting Shares, if any, and other than Family Common Stock then owned by Family, any Family subsidiary, Peoples, or any Peoples subsidiary (in each case other than in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted, which shall be cancelled and retired) will be converted into shares of Peoples common stock, par value $.01 per share ("Peoples Common Stock"). As a result of the Merger, Merger Corp., as the surviving institution, will continue to be a wholly-owned subsidiary of Peoples and Family will cease to exist.




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Family Bancorp
July 10, 1996
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         In our examination we have assumed that (i) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraph has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (ii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iii) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parities thereto, and all signatures are genuine; (iv) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; (v) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vi) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or assumptions upon which these opinions are based; and (vii) the business reasons for the Merger, as set forth in the Proxy Statement/Prospectus, will constitute a valid business purpose, within the meaning of Treasury Regulation section 1.368-1(b) and (c), for the Merger.

         We express no opinion as to the federal income tax consequences other than those described below, if any, to Family, Peoples, and Merger Corp. and their respective stockholders with respect to the Merger or as to any state, local or foreign income or other tax consequences, with respect to the Merger.

         Based on the foregoing, we are of the opinion, as of the date hereof and under existing law, that for United States federal income tax purposes:

         1. The Merger will constitute a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Except to the extent of cash received in lieu of fractional shares, as described below, no gain or loss will be recognized by the stockholders of Family upon the receipt in the Merger of shares of Peoples Common Stock in exchange for their shares of Family Common Stock.

         3. Cash received in lieu of a fractional share of Peoples Common Stock will be treated as if the fractional share had been distributed in exchange for shares of Family Common Stock and then the fractional share had been redeemed by Peoples. The cash will be treated as a distribution in full payment in exchange for the fractional share interest,




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Family Bancorp
July 10, 1996
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provided the redemption is not essentially equivalent to a dividend, and will accordingly result in the recognition of gain, if any, measured by the difference between the portion of the basis of the shares of Family Common Stock allocable to such fractional share and the cash received in full payment therefor. If such shares of Family Common Stock are capital assets in the hands of the Family stockholder, then such gain will be capital gain.

         4. The aggregate basis of the Peoples Common Stock received by a Family stockholder in the Merger will be the same as the aggregate basis of the Family Common Stock surrendered in exchange therefor.

         5. The holding period for each share of Peoples Common Stock received by a Family stockholder in exchange for Family Common Stock will include the period for which such stockholder held such Family Common Stock, so long as the stockholder's Family Common Stock is held as a capital asset at the Effective Time.

         6. A Family stockholder who does not vote in favor of the Merger, who exercises dissenters' rights as to all such holder's shares of Family Common Stock and who is not deemed to be an owner of any shares of Family Common Stock held by others will recognize gain or loss measured by the difference between the basis of such stockholder's dissenting shares and the cash received in exchange therefor. Such gain or loss will be capital gain or loss, provided that the holder's dissenting shares are held as a capital asset at the Effective Time.

         While the accuracy of each representation set forth in the Letters of Representation is essential to these opinions, we call your particular attention to the fact that disposition of Peoples Common Stock received by Family stockholders in the Merger may cause the Merger to become retroactively taxable to each Family stockholder, even those who do not make such dispositions, and to Family. In particular, Family stockholders must not, pursuant to a plan or intent existing prior to the Effective Time, dispose of an amount of Peoples Common Stock to be received in the Merger (including, under certain circumstances, preMerger dispositions of Family Common Stock) such that the Family stockholders do not retain a meaningful continuing equity ownership in Peoples. Generally, so long as the Family stockholders have no plan or intention to dispose of Peoples Common Stock to be received in the Merger that would result in their retention, in the aggregate, of a continuing interest through stock ownership in Peoples that is equal in value, as of the Effective Time to less than fifty percent of the value of all of the formerly outstanding Family Common Stock as of the same date, this requirement will be satisfied. If this requirement is not satisfied, each Family stockholder would recognize gain or loss with respect to each share of Family Common Stock surrendered equal to the difference between (i) the stockholder's basis in the share and (ii) the fair market value of the Peoples Common Stock received in




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Family Bancorp
July 10, 1996
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exchange therefor plus cash received in lieu of any fractional share interest.
In such event, the stockholder's aggregate basis in the shares of Peoples Common Stock received in the exchange would equal the fair market value of such shares, and the stockholders' holding period for such Peoples Common Stock would not include the period during which the stockholder held the Family Common Stock exchanged therefor. In addition, Family would recognize taxable gain in an amount equal to the difference between the fair market value of its assets and its tax basis in such assets.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 in respect of the shares of Peoples Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption "The Merger - Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement/Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        FOLEY, HOAG & ELIOT LLP



                                        By: /s/ Richard Schaul-Yoder
                                            ------------------------------------
                                            A partner